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                                                                    EXHIBIT 12.1


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)
(Dollars in thousands)
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
Year ended December 31,                                 1999(2)     1998(2)      1997(2)       1996         1995
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
Earnings:
     Net income from operations before tax         $     27,728      24,879       24,889       21,243        17,337
     Applicable income taxes                             15,229      15,100       15,103       13,351        10,844
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     Income before taxes                                 42,957      39,979       39,992       34,594        28,181

     Fixed charges:
         Interest expense excluding interest on deposits  8,618       6,381        8,060        3,389         2,488
         Portion of rents representative of interest        432         453          472          492           829
         Preferred stock dividends including
              pre-tax effect                                  -           -        2,004          589             -
         Amortization of trust preferred securities
              issuance costs                                 95          93           14            -             -
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     Fixed charges excluding interest on deposits         9,145       6,927       10,550        4,470         3,317
         Interest on deposits                            74,560      75,271       64,603       46,630        39,458
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     Fixed charges including interest on deposits  $     83,705      82,198       75,153       51,100        42,775
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     Earnings before fixed charges excluding
         interest on deposits                      $     52,102      46,906       50,542       39,064        31,498
     Earnings before fixed charges including
         interest on deposits                           126,662     122,177      115,145       85,694        70,956
     Fixed charges excluding interest on deposits         9,145       6,927       10,550        4,470         3,317
     Fixed charges including interest on deposits        83,705      82,198       75,153       51,100        42,775

Ratio of Earnings to Fixed Charges:
     Excluding interest on deposits                       5.70x       6.77x        4.79x        8.74x         9.50x
     Including interest on deposits                       1.51x       1.49x        1.53x        1.68x         1.66x
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

(1) For purposes of computing the ratio of earnings to fixed charges, earnings represents income before income taxes and fixed charges. Fixed charges represent interest expense and preferred stock dividends, which dividends commenced in October 1996 and concluded in October 1997. Deposits include interest bearing deposits and repurchase agreements. Without including preferred stock dividends in fixed charges and excluding interest on deposits, the ratio of earnings to fixed charges for the years ended December 31, 1997 and 1996 were 5.68x and 9.91x, respectively. Without including preferred stock dividends in fixed charges and including interest on deposits, the ratio of earnings to fixed charges for the years ended December 31, 1997 and 1996 were 1.55x and 1.68x, respectively.

(2) Selected financial data for 1999, 1998 and 1997 have been restated. See "Notes to Consolidated Financial Statements - Restatement" included in
       Part IV, Item 14 for information regarding the restatement.